   As filed with the Securities and Exchange Commission on April 29, 1994
                                                Registration No. 33-

 ==========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            --------------------


                                  FORM S-8
                           Registration Statement
                                 Under the
                           Securities Act of 1933

                               -------------

                          FRANKLIN RESOURCES, INC.
 --------------------------------------------------------------------------
           (Exact Name of Registrant as Specified in its Charter)

                Delaware                            13-2670991
 -------------------------------------- ----------------------------------
    (State or Other Jurisdiction of       (I.R.S. Employer Identification
     Incorporation or Organization)     No.)

                         777 Mariners Island Blvd.,
                            San Mateo, CA  94404
 --------------------------------------------------------------------------
       (Address, Including Zip Code, of Principal Executive Offices)

                          FRANKLIN RESOURCES, INC.
                    UNITED KINGDOM STOCK OPTION PLAN #1
 --------------------------------------------------------------------------
                            (Full Title of Plan)

                          Leslie M. Kratter, Esq.
                   Vice President and Assistant Secretary
                          Franklin Resources, Inc.
                         777 Mariners Island Blvd.,
                        San Mateo, California 94404
                               (415) 312-3000
 --------------------------------------------------------------------------
   (Name and Address, Including Zip Code, and Telephone Number, Including
                      Area Code, of Agent For Service)

                           -------------------------
                                  Copies to:
                            Jeffrey E. Tabak, Esq.
                            Weil, Gotshal & Manges
                               767 Fifth Avenue
                           New York, New York  10153
                                (212) 310-8000

                           -------------------------

                      CALCULATION OF REGISTRATION FEE

==========================================================================


                                                              Proposed Maximum      Proposed Maximum
         Title of Securities               Amount to be      Offering Price Per    Aggregate Offering         Amount of
           to be Registered               Registered(1)           Share(2)              Price(2)         Registration Fee(2)
Common Stock, par value $0.10 per            122,754           $13.45 - $20.63        $2,074,809.12            $715.46
share

(1) Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2) Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum aggregate offering price and the registration fee are based upon the basis of the price at which the options may be exercised (converted from U.K. Pounds, based upon the exchange rate on April 27, 1994).


==========================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          Pursuant to Rule 428(b) under the Securities Act of 1933, as amended (the "Act"), information has been distributed to participants of Franklin Resources, Inc.'s United Kingdom Stock Option Plan #1 (the "Plan") relating to such Plan. Such information, together with the documents incorporated by reference herein pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Franklin Resources, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1993; and (iii) the Company's Current Reports on Form 8-K dated April 14, 1994 and April 28, 1994. The description of the Company's common stock, which is registered under
     Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as set forth under the caption "Description of Capital Stock" contained in the Company's Registration Statements on Form 8-A, filed November 6, 1986 and January 9, 1987, respectively, with the Commission, including any amendment or report filed for the purpose of updating such description, is also hereby incorporated herein by reference.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     ITEM 4. DESCRIPTION OF SECURITIES.

           Not Applicable.

     ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

           Not Applicable.

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law (the "DGCL") is applicable to the officers, directors, employees and agents of the Company ("Covered Persons") and provides certain specific statutory rights and limitations on indemnification to persons involved as plaintiff or defendant in actual or threatened litigation or an investigation by reason of the status of such person as an officer, director, employee or agent of a corporation. Indemnification of Covered Persons for judgments or amounts paid in settlement in civil cases, including attorneys' fees and other expenses is permitted, provided such action or civil case is not brought by or





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     in the right of the corporation.  In such instance, a Covered Person
     -------------------------------
     seeking indemnification must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation in respect of the claim; or, in addition, in the case where a Covered Person is seeking indemnification for fines and costs in a criminal action, such Covered Person did not have reasonable cause to believe his conduct was unlawful.

          Indemnification of a Covered Person for expenses, including attorneys' fees, in connection with actions brought by or in the right
                                                               ------------
     of the corporation is also permitted but only where such Covered
     ------------------
     Person shall not have been adjudged to be liable to the Company unless a court determines that despite such finding of liability, indemnification for such expenses is proper in view of all the circumstances of the matter.

          The DGCL requires that a corporation indemnify a Covered Person to the extent such Covered Person has been successful on the merits in connection with any action described therein, provides procedures for determining the merits of indemnification by the corporation and permits an unsecured advance of expenses prior to such determination upon a repayment undertaking by the Covered Person if such person is not entitled to be so indemnified.

          The above provisions are non-exclusive and indemnification is also permitted by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the DGCL permits the procurement of officers and directors liability insurance by a corporation to insure against various liabilities even if indemnification of such liability may not otherwise be permitted.

          In addition to the above described provisions, the Company's certificate of incorporation eliminates liability for breach of fiduciary duty, except: (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for violations of Section 174 of the DGCL or (v) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL provides that directors shall, under certain circumstances, be jointly and severally liable for willful or negligent violations of Sections 160 and 173 of the DGCL. Section 160 of the DGCL imposes certain requirements with respect to stock repurchases and redemptions, and Section 174 imposes certain requirements with respect to dividends.

          The Company's by-laws also provide that directors and certain other personnel of the Company shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company provided that each such person acted in good faith and in a manner he reasonably believed was in the Company's best interests. Indemnification by the Company under the by-laws is available in a criminal action only if such person had no reasonable cause to believe that his conduct was unlawful. Detailed procedures are set forth in the by-laws for the implementation of any such indemnification.

          The Company has also entered into indemnification agreements (the "Indemnification Agreements") with its directors, some of whom are also executive officers (the "Indemnified Persons") which provide for the prompt indemnification "to the fullest extent permitted by law," and the prompt advancing, of attorneys' fees and all other costs, expenses and obligations (collectively, "Expenses") paid or incurred by the Indemnified Person in connection with the investigation, defending, being a witness or otherwise participating in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the Indemnified Person in good faith believes might lead to the institution of any such action, suit or


                                       II-
     proceeding (any of the foregoing, a "Claim") related to the fact that the Indemnified Person is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. However, the Indemnification Agreements prohibit such indemnification (i) in connection with any Claim initiated by the Indemnified Person against the Company or any director or officer of the Company when the Company has joined in or consented to such Claim, or (ii) if the Board of Directors or other person or body appointed by the Board of Directors (the "Reviewing Party") determines that such indemnification is not permitted under applicable law (and, in the event of such determination, requires the Indemnified Person to reimburse the Company for all amounts theretofore paid in respect of such indemnification.)

          The Indemnification Agreements also provide: (i) that the Indemnified Person is entitled to indemnification for Expenses to the extent he is successful in defending any Claim, whether on the merits or otherwise, and to partial indemnification if he is entitled to indemnification for some, but not all, of such Expenses, (ii) a mechanism through which the Indemnified Person may seek court relief if the Reviewing Party determines that the Indemnified Person would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreements), (iii) that the Indemnified Person is entitled to indemnification against all Expenses incurred in seeking to collect an indemnity claim from the Company or in seeking to recover under a directors' and officers' liability insurance policy and (iv) that the Company has the burden of proving that the Indemnified Person is not entitled to indemnification in any particular case and that the termination of any Claim by judgment, order, settlement or conviction shall not create a presumption that the indemnification is not permitted by applicable law.

          The Indemnification Agreements provide that in the event of a change in control of the Company, the Company will seek legal advice from special, independent counsel selected by the Indemnified Person and approved by the Company with respect to matters thereafter arising concerning rights of the Indemnified Person under the Indemnification Agreements. Additionally, such agreements provide that in the event of a potential change in control, the Company will, upon written request of the Indemnified Person, create and fund a trust to satisfy expenses incurred in connection with a claim relating to an indemnifiable event. The Company is not currently, nor does it expect to be, subject to a change in control.

          The rights of the Indemnified Persons under the Indemnification Agreements will not be exclusive of any rights they may have under the DGCL, directors' and officers' liability insurance, the Company's by-laws, or otherwise; however, the Indemnification Agreements will not permit double payment. The Indemnification Agreements, while not requiring that the Company maintain directors' and officers' liability insurance, do require that the Indemnified Person be provided with full coverage under any policy or policies actually obtained. Additionally, the Indemnification Agreements provide that if the Company pays an Indemnified Person pursuant to the Indemnification Agreements, the Company will be subrogated to the Indemnified Person's rights to recover from their parties.

          To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors or other persons, such repeal or limitation will not affect the indemnification of the Indemnified Persons under the Indemnification Agreements referred to above, since their rights to full protection are contractually assured by the Indemnification Agreements.

          The Company has purchased an insurance policy indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Company as directors and officers.

          The Company has been advised that the Commission has taken the position that, insofar as indemnification by a registrant for



                                       II-
     liabilities arising under the Securities Act may be provided for directors, officers and controlling persons of the Company pursuant to the foregoing agreements or provisions, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. If a claim for indemnification for any liability arising under the Securities Act is asserted against the Company by a director, officer or controlling person, the Company, unless in the opinion of counsel for the Company the question has theretofore been decided by controlling precedent will, before making such indemnification, submit to a court of competent jurisdiction the question whether such indemnification by it is unenforceable as being against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

     ITEM 8. EXHIBITS.

          4(a)      --  Certificate of Incorporation of the Registrant,
                        filed as Exhibit 1 to the Company's Registration
                        Statement on Form 10 (File No. 0-6952).*

          4(b)      --  Amended and Restated By-laws of the Registrant,
                        filed as Exhibit 3 to the Company's Registration
                        Statement on Form 10 (File No. 0-6952).*

          4(c)      --  Franklin Resources, Inc. United Kingdom Stock
                        Option Plan #1.

          4(d)      --  Form of Stock Option Grant Agreement, to be entered
                        into between the Company and individual
                        participants of the Plan.

          5         --  Opinion and Consent of Weil, Gotshal & Manges.

          23(a)     --  Consent of Coopers & Lybrand.

          23(b)     --  Consent of Weil, Gotshal & Manges (included in
                        Exhibit 5).

          24        --  Power of Attorney (included in the signature pages
                        to the Registration Statement).


          -------------
          * Incorporated by Reference.


     ITEM 9. UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
          Statement:

                          (i)  to include any prospectus required by
               Section 10(a)(3) of the Securities Act;

                         (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;














                                       II-

                         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


               provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
               Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the Securities being registered hereby which remain unsold at the termination of the offering.

               (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

















                                       II-

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                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 29th day of April, 1994.


                                   FRANKLIN RESOURCES, INC.


                                   By: /s/ Leslie M. Kratter
                                      ----------------------------
                                        Leslie M. Kratter
                                        Vice President and Assistant
                                        Secretary


          The undersigned officers and directors of Franklin Resources, Inc., hereby severally constitute Harmon E. Burns and Leslie M. Kratter, and any of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our name in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8 filed by Franklin Resources, Inc. with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in such capacities to enable Franklin Resources, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



     /s/ Charles B. Johnson    Chairman, President          April 29, 1994
     -----------------------
     Charles B. Johnson        and Chief Executive
                               Officer, Principal
                               Executive Officer
                               and Director



     /s/ Harmon E. Burns       Executive Vice President     April 29, 1994
     -----------------------
     Harmon E. Burns           Legal and Administrative,
                               Secretary and Director



     /s/ Martin L. Flanagan    Senior Vice President,       April 29, 1994
     -----------------------
     Martin L. Flanagan        Principal Financial Officer
                               and Principal Accounting
                               Officer








                                       II-

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     SIGNATURE                 TITLE                   DATE
     ---------                 -----                   ----

     /s/ Rupert H. Johnson, Jr.  Director              April 29, 1994
     --------------------------
     Rupert H. Johnson, Jr.




     /s/ Judson R. Grosvenor     Director              April 29, 1994
     -----------------------
     Judson R. Grosvenor



                                 Senior Vice President
     -----------------------
     Charles E. Johnson          and Director



                                 Director
     -----------------------
     Harry O. Kline




                                 Director
     -----------------------
     Louis E. Woodworth



                                 Director
     -----------------------
     F. Warren Hellman



     /s/ Peter M. Sacerdote      Director                April 29, 1994
     -----------------------
     Peter M. Sacerdote

























                                       II-

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                                  Exhibit Index
                                  -------------



          Exhibit                  Description
          Number
          --------                 -----------

          4(a) Certificate of Incorporation of the Registrant, filed as Exhibit 1 to the Company's Registration Statement on Form 10 (File No. 0-6952).*

          4(b) Amended and Restated By-Laws of the Registrant, filed as Exhibit 3 to the Company's Registration Statement on Form 10 (File No. 0-6952).*

          4(c)      Franklin Resources, Inc. United Kingdom Stock Option
                    Plan #1.

          4(d) Form of Stock Option Grant Agreement, to be entered into between the Company and individual participants of the Plan.

          5         Opinion and Consent of Weil, Gotshal & Manges.

          23(a)     Consent of Coopers & Lybrand.

          23(b)     Consent of Weil, Gotshal & Manges (included in Exhibit
                    5).

          24 Power of Attorney (included in the signature pages to the Registration Statement).









     -----------------
     * Incorporated by Reference.























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